Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David R. Harvey, Chairman and CEO	For questions, contact: Kirk Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

April 1, 2005

SIGMA-ALDRICH COMPLETES ACQUISITION OF PROLIGO GROUP

Sigma-Aldrich Corporation (Nasdaq: SIAL) announced today that it has completed its acquisition of the Proligo Group (Proligo) from Degussa AG (Frankfurt: DGXG.DE). Terms of the proposed purchase were not disclosed. Proligo, a global supplier of key genomics research tools including custom DNA, custom RNA and phosphoramidite raw materials used for DNA and RNA synthesis, had 2004 sales of approximately $40 million. Nine months of Proligo’s operating results will be added to Sigma-Aldrich’s performance in 2005, increasing overall sales growth by roughly 2%.

“As we noted when we announced our intent to make this acquisition, the Proligo Group is another key step in our strategy to provide revolutionary technology tools that fully meet the research needs of scientists in the rapidly growing field of genomics,” said David Harvey, Sigma-Aldrich’s Chairman and CEO. “Proligo provides us with one of only four exclusive licenses to a key Massachusetts Institute of Technology patent application that covers the use of RNA in gene silencing, the new frontier in genomics research. It builds on our previously-announced partnership with Ingex, L.L.C. to develop and market their revolutionary new gene disruption technology (TargeTron™); our exclusive licensing arrangement with Rubicon in whole genome amplification (GenomePlex™); our recently announced agreement to serve as a scientific collaborator and distribution partner with The RNAi Consortium, comprised of The Broad Institute, seven world-class research institutions and four commercial partners; and our own internal R&D activities. Collectively, these investments enhance our position in the rapidly growing functional genomics market. We feel that they should permit us to participate as a global leader in the genomics and gene silencing research tools markets for years to come.”

Proligo, headquartered in Boulder, Colorado, has manufacturing facilities in Boulder; Paris, France; Hamburg, Germany; Helios, Singapore; Kyoto, Japan; and Lismore, Australia. The company employs approximately 300 staff worldwide.

Sigma-Aldrich funded the acquisition with short-term debt. Including funding for this acquisition, Sigma-Aldrich expects to remain within its targeted debt to capital ratio of 30 to 35% during 2005.

Bryan Cave LLP served as legal counsel to Sigma-Aldrich for this transaction.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, and other statements regarding Sigma-Aldrich’s expectations, goals, beliefs, intentions and the like regarding future sales and other matters, including, without limitation, expected Proligo sales in 2005, Sigma-Aldrich’s future sales after acquiring Proligo and Sigma-Aldrich’s expected debt to capital ratio after funding the Proligo acquisition. These statements involve assumptions regarding Sigma-Aldrich and Proligo operations, investments and conditions in the markets Sigma-Aldrich and Proligo serve. Although Sigma-Aldrich believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, including Proligo, (4) other changes in the business environment in which Sigma-Aldrich and Proligo operate, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of Sigma-Aldrich’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in Sigma-Aldrich’s Form 10-K report for the period ended December 31, 2004. Sigma-Aldrich does not undertake any obligation to update these forward-looking statements.

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